CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Counsel and Independent Registered Public Accounting Firm" and to the use of our report on Dreyfus Dynamic Alternatives Fund, Inc. dated March 4, 2010 in this Registration Statement on Form N-1A of Dreyfus Dynamic Alternatives Fund, Inc.

/s/ ERNST & YOUNG LLP

New York, New York
March 4, 2010